EXHIBIT 10(e)(45)
Omnibus Agreement – [insert year]: PIP;ELTIP;PSU & RSU (ratable)

AGREEMENT PURSUANT TO
XEROX CORPORATION
2004 PERFORMANCE INCENTIVE PLAN AS AMENDED OR RESTATED TO DATE

AGREEMENT, by Xerox Corporation, a New York corporation (the “Company”), dated as of the date that appears in the applicable award summary that provides the value (or number of Performance Share Units and Restricted Stock Units, as applicable) and vesting provisions of the applicable award (together, the “Award Summaries”) in favor of the individual whose name appears on the applicable Award Summary, who is an employee of the Company, one of the Company’s subsidiaries or one of its affiliates (the “Employee”).
In accordance with the provisions of the “2004 Performance Incentive Plan” and any amendments and/or restatements thereto (the “Plan”), the Compensation Committee of the Board of Directors of the Company (the “Committee”) or the Chief Executive Officer of the Company (the “CEO”) has authorized the execution and delivery of this Agreement.
Terms used herein that are defined in the Plan or in this Agreement shall have the meanings assigned to them in the Plan or this Agreement, respectively.
The Award Summaries contain the details of the awards covered by this Agreement and are incorporated herein in their entirety.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the Company agrees as follows:
AWARDS
1.    General. Subject to all terms and conditions of the Plan and this Agreement, the Company has awarded to the Employee on the date indicated on the applicable Award Summary (the “Grant Date”) (i) the number of Performance Share Units (individually, the “PSU”) and (ii) the number of Restricted Stock Units (individually, the “RSU”), in each case, as shown on the applicable Award Summary. Notwithstanding anything herein to the contrary, only active Employees and those Employees on Short Term Disability Leave, Social Service Leave, Family Medical Leave or Paid Uniform Services Leave (pursuant to the Company’s Human Resources Policies or similar policies of the Company’s subsidiaries or affiliates) on the effective date of the award, as shown on the applicable Award Summary, shall be eligible to receive the awards.
TERMS OF THE PERFORMANCE SHARE UNITS
2.    Entitlement to Shares. As soon as practicable on or after the vesting date indicated on the applicable Award Summary, or the date of death if sooner, (the “PSU Vesting Date”) in connection with the PSUs, the Company shall, without transfer or issue tax to the person entitled to receive the shares, deliver to such person a certificate or certificates for a number of shares of Common Stock equal to the number of vested PSUs (subject to reduction for withholding of Employee’s taxes in relation to the award as described in Paragraph 12 below). No fractional shares shall be issued as a result of such tax withholding. Instead, the Company shall apply the equivalent of any fractional share amount to amounts withheld for taxes.
The Committee shall set performance goals and review performance against such goals in connection with determining the payout of PSUs. The award of PSUs covered hereby shall be earned based on achieving one or more performance measures, as shall be determined by the Committee. To the extent the applicable performance measure is achieved at one hundred percent (100%) of "target" (as determined by the Committee), the PSUs subject to such performance measure will be earned at the target number of shares set forth in the applicable Award Summary. To the extent the applicable performance measure is achieved below "threshold" (as determined by the Committee), none of the PSUs subject to such performance measure will be earned; to the extent the applicable performance measure is achieved between "threshold" and "target", the PSUs subject to such performance measure will be earned between 50% and 100% of the target number of shares set forth in the applicable Award Summary; and to the extent the applicable performance measure is achieved between "target" and "maximum" (as determined by the Committee), the PSUs subject to such performance measure will be earned between 100% and 200% of the target number of shares set forth in the applicable Award Summary, in each case calculated on a linear basis.
Upon the occurrence of an event constituting a Change in Control, all PSUs and dividend equivalents outstanding on such date shall be treated pursuant to the terms set forth in the Plan. If a PSU becomes Nonforfeitable after a Change in Control pursuant to Section 22(b)(i) or Section 22(b)(ii) of the Plan, any performance measure based on return to Company shareholders or share price will be based on actual performance as of the date of the Change in Control. Upon payment pursuant to the terms of the Plan, such awards shall be cancelled.

3.    Dividend Equivalents. The Employee shall become entitled to receive from the Company on the PSU Vesting Date a cash payment equaling the same amount(s) that the holder of record of a number of shares of Common Stock equal to the number of PSUs covered by this Agreement (relating exclusively to PSUs earned, based on actual achievement of the applicable performance measures, not to exceed the applicable target award amount shown on the applicable Award Summary), that are held by the Employee on the close of business on the business day immediately preceding the PSU Vesting Date, would have been entitled to receive as dividends on such Common Stock during the period commencing on the effective date hereof and ending on the PSU Vesting Date, as provided under Paragraph 2. Payments under this Paragraph shall be net of any required withholding taxes. Notwithstanding anything herein to the contrary, for any Employee who is no longer an employee on the payroll of any subsidiary or affiliate of the Company on the payment date of the dividend equivalents, and such subsidiary or affiliate has determined, with the approval of the Corporate Vice President, Human Resources of the Company, that it is not administratively feasible for such subsidiary or affiliate to pay such dividend equivalents, the Employee will not be entitled to receive such dividend equivalents or other payment in lieu thereof.
TERMS OF THE RESTRICTED STOCK UNITS
4.    Entitlement to Shares. Upon the vesting date indicated on the applicable Award Summary, or the date of death if sooner, (the “RSU Vesting Date”) in connection with the RSUs, the Company shall, without transfer or issue tax to the person entitled to receive the shares, deliver to such person a certificate or certificates for a number of shares of Common Stock equal to the number of vested RSUs (subject to reduction for withholding of Employee’s taxes in relation to the award as described in Paragraph 12 below). No fractional shares shall be issued as a result of such tax withholding. Instead, the Company shall apply the equivalent of any fractional share amount to amounts withheld for taxes.
Upon the occurrence of an event constituting a Change in Control, all RSUs and dividend equivalents on such shares that are outstanding on such date shall be treated pursuant to the terms set forth in the Plan. Upon payment pursuant to the terms of the Plan, such awards shall be cancelled.
5.    Dividend Equivalents. The Employee shall become entitled to receive from the Company on the RSU Vesting Date a cash payment equaling the same amount(s) that the holder of record of a number of shares of Common Stock equal to the number of RSUs covered by this Agreement that are held by the Employee on the close of business on the business day immediately preceding the RSU Vesting Date, would have been entitled to receive as dividends on such Common Stock during the period commencing on the effective date hereof and ending on the RSU Vesting Date, as provided under Paragraph 4. Payments under this Paragraph shall be net of any required withholding taxes. Notwithstanding anything herein to the contrary, for any Employee who is no longer an employee on the payroll of any subsidiary or affiliate of the Company on the payment date of the dividend equivalents, and such subsidiary or affiliate has determined, with the approval of the Corporate Vice President, Human Resources of the Company, that it is not administratively feasible for such subsidiary or affiliate to pay such dividend equivalents, the Employee will not be entitled to receive such dividend equivalents or other payment in lieu thereof.
OTHER TERMS
6.    Ownership Guidelines. Guidelines pertaining to the Employee’s required ownership of Common Stock shall be determined by the Committee or its authorized delegate, as applicable, in its sole discretion from time to time as communicated to Employee in writing.
7.    Holding Requirements. The Employee must retain fifty percent (50%) of the net shares of Common Stock acquired in connection with the PSUs and the RSUs (net of withholding tax and any applicable fees) until ownership guidelines are met under Paragraph 6 hereof, subject to any ownership and holding requirements policies established by the Committee from time to time. Such shares shall be held in the Employee’s Morgan Stanley account or in another account acceptable to the Company. In addition, shares used to maintain the Employee’s ownership level pursuant to this award should be held with Morgan Stanley or in another account acceptable to the Company.
If employment terminates due to the death of the Employee, such holding requirements shall cease at the date of death. If the Employee is a Corporate officer of the Company and terminates for any other reason, the holding requirement will be applicable for a six month period for the CEO, and a three month period for all other officers, following termination.
8.    Rights of a Shareholder. Employee shall have no rights as a shareholder with respect to any shares covered by this Agreement until the date of issuance of a stock certificate to him for such shares. Except as otherwise provided herein, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.
9.    Non-Assignability. This Agreement shall not be assignable or transferable by Employee except by will or by the laws of descent and distribution.
10.    Effect of Termination of Employment or Death.
(a)    Effect on PSUs and RSUs.

(i)    if the Employee voluntarily ceases to be an Employee of the Company or any subsidiary or affiliate (the Company, subsidiary or affiliate, together, the “Employer”) for any reason except retirement or the Employee’s voluntary termination of employment due to a reduction in workforce, and the PSUs have not vested in accordance with Paragraph 2 or the RSUs have not vested in accordance with Paragraph 4, the PSUs or RSUs, as applicable, shall be cancelled on the date of such voluntary termination of employment.

(ii)    if the Employee involuntarily ceases to be an Employee of the Employer for any reason (including disability as provided pursuant to Paragraph 10(b) below) other than death or for Cause, or voluntarily ceases to be an Employee of the Employer due to a reduction in workforce, shares will vest on a pro rata basis, calculated as follows, and which vesting may, at the discretion of the Company, be contingent upon Employee executing a general release, and which may include an agreement with respect to engagement in detrimental activity, in a form acceptable to the Company:

(1) The total number of PSUs (if any) that will have been earned and vested under this Paragraph 10(a)(ii) as of actual achievement of the applicable performance measures equals (A) the total number or PSUs awarded under this Agreement, multiplied by (B) the percentage of such PSUs earned based on the actual achievement of the applicable performance measures as determined by the Company, multiplied by (C) a fraction, the numerator of which is the number of full months of actual service performed for the Employer from the Grant Date through the date of termination of employment, and the denominator of which is 36. Vested PSUs (if any) will be paid as soon as practicable after the PSU Vesting Date, subject to Paragraph 10(e).

(2) The total number of RSUs under this Agreement that will have vested as of termination of employment under this Paragraph 10(a)(ii) equals (A) a percentage equal to the sum of (a + b + c) multiplied by (B) the total number of RSUs awarded under this Agreement where:

a = (m/12) x 25%
b = (m/24) x 25%
c = (m/36) x 50%

and m is the number of actual months of service performed for the Employer as of termination of employment on and after the Grant Date, except that m shall not exceed 12 for purposes of calculating a; m shall not exceed 24 for purposes of calculating b; and m shall not exceed 36 for purposes of calculating c.

Vested RSUs will be paid as follows. Unless already Vested under Paragraph 4 as of such termination of employment, the number of RSUs paid under this Paragraph 10(a)(ii)(2) on the first Vesting Date specified in the Award Summary shall be the number of RSUs under this Agreement multiplied by a; the number paid on the second Vesting Date shall be the number of RSUs under this Agreement multiplied by b, and the number paid on the third Vesting Date shall be the number of RSUs under this Agreement multiplied by c. For purposes of foregoing sentence, a, b and c shall have the meanings set forth above in this Paragraph. Vested RSUs will be paid as soon as practicable after each applicable RSU Vesting Date, subject to Paragraph 10(e).

(iii)    If the Employee ceases to be an Employee of the Employer by reason of death, 100% of the PSUs and the RSUs shall vest on the date of death and the certificates for shares shall be delivered in accordance with Paragraph 2 or Paragraph 4, as applicable, to the personal representatives, heirs or legatees of the deceased Employee.
(iv)    If the Employee ceases to be an Employee of the Employer by reason of retirement (i.e., for purposes of this Agreement only, “retirement” for U.S. employees shall mean termination of employment at or above age 55 with 10 years of service or age 60 with 5 years of service with the Employer), shares will vest on a pro rata basis, calculated as follows, and which vesting may, at the discretion of the Company, be contingent upon Employee executing a general release, and which may include an agreement with respect to engagement in detrimental activity, in a form acceptable to the Company:
(1) The total number of PSUs (if any) that will have been earned and vested under this Paragraph 10(a)(iv) as of actual achievement of the applicable performance measures will be determined on a pro-rata basis based on the Employee’s actual months of service with the Employer and the actual achievement of the applicable performance measures as determined by the Company, in the same manner as set forth at Paragraph 10(a)(ii)(1). Such vested PSUs will be paid as set forth at Paragraph 10(a)(ii)(1)

    (2) The total number of RSUs that will have vested on such termination of employment will be determined on a pro rata basis based on the Employee’s actual months of service with the Employer in the same manner as set forth under Paragraph 10(a)(ii)(2). Such vested RSUs shall be paid according to the schedule set forth under Paragraph 10(a)(ii)(2)
(v)    If the Employee ceases to be an Employee of the Employer due to termination for Cause, the PSUs and the RSUs, as applicable, shall, subject to any Plan provisions to the contrary, be cancelled on the date of such termination of employment.

(b)    Disability. For purposes of vesting under Paragraph 10(a)(ii) of this Agreement, an Employee is deemed involuntarily to cease being an Employee of the Employer when the Employee has received maximum coverage under an Employer-provided short term disability plan.
(c)    Cause. “Cause” means (i) a violation of any of the rules, policies, procedures or guidelines of the Employer, including but not limited to the Company’s Business Ethics Policy and the Proprietary Information and Conflict of Interest Agreement (ii) any conduct which qualifies for “immediate discharge” under the Employer’s Human Resource Policies as in effect from time to time (iii) rendering services to a firm which engages, or engaging directly or indirectly, in any business that is competitive with the Employer, or represents a conflict of interest with the interests of the Employer; (iv) conviction of, or entering a guilty plea with respect to, a crime whether or not connected with the Employer; or (v) any other conduct determined to be injurious, detrimental or prejudicial to any interest of the Employer.
(d)    Salary Continuance. For purposes of determining the number of PSUs or RSUs that are vested under this Agreement or the Award Summary, the Company may at its discretion, determine that termination of employment means the date on which salary continuance ends, and that “actual months of service” for such purposes include any period of salary continuance.

(e)    The Effect of Releases. Payment will be made as soon as practicable (but not later than 70 days) after the designated payment date except that if the timing of any payment is contingent on employee action, such as execution of a release of claims or agreement, and the specified payment period straddles two calendar years, payment will be made on the second such calendar year.

11.    General Restrictions. If at any time the Committee or its authorized delegate, as applicable, shall determine, in its discretion, that the listing, registration or qualification of any shares subject to this Agreement upon any securities exchange or under any state or Federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the awarding of the PSUs or the RSUs or the issue or purchase of shares hereunder, the certificates for shares may not be issued in respect of PSUs or RSUs in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee or its authorized delegate, as applicable, and any delay caused thereby shall in no way affect the date of termination of the PSUs or the RSUs.
12.    Responsibility for Taxes. Employee acknowledges that the ultimate responsibility for Employee’s Federal, state and municipal individual income taxes, the Employee’s portion of social security and other payroll taxes, and any other taxes related to Employee’s participation in the Plan and legally applicable to Employee, is and remains his or her responsibility and may exceed the amount actually withheld by the Company or the Employer.
13.    Nature of Award. In accepting the award, Employee acknowledges that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time in a manner consistent with Section 13 of the Plan regarding Plan amendment and termination and, in addition, the PSUs and RSUs are subject to modification and adjustment under Section 6(b) of the Plan;
(b)the award of the PSUs and RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of PSUs or RSUs, or benefits in lieu of PSUs or RSUs, even if PSUs or RSUs have been granted repeatedly in the past;
(c)all decisions with respect to future PSU and RSU awards, if any, will be at the sole discretion of the Committee or nnits authorized delegate, as applicable;
(d)Employee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Employee’s employment relationship at any time; further, the PSU and RSU award and Employee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Employer;
(e)Employee is voluntarily participating in the Plan;
(f)the PSUs, the RSUs and the shares of Common Stock subject thereto are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Employer, and which is outside the scope of Employee’s employment contract, if any;
(g)the PSUs, the RSUs and the shares of Common Stock subject thereto are not intended to replace any pension rights or compensation;
(h)the PSUs, the RSUs and the shares of Common Stock subject thereto are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Employer;

(i)the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;
(j)in consideration of the award of the PSUs and RSUs, no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs or RSUs, including, but not limited to, forfeiture resulting from termination of Employee’s employment with the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and Employee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Employee shall be deemed irrevocably to have waived Employee’s entitlement to pursue such claim; and
(k)subject to the provisions in the Plan regarding Change in Control, PSUs and RSUs and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.
14.        No Advice Regarding Award. Neither the Company nor the Employer is providing any tax, legal or financial advice, nor is the Company or Employer making any recommendations regarding Employee’s participation in the Plan, or his or her acquisition or sale of the underlying shares of Common Stock. Employee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
15.    Amendment of This Agreement. With the consent of the Employee, the Committee or its authorized delegate, as applicable, may amend this Agreement in a manner not inconsistent with the Plan.
16.    Subsidiary. As used herein the term ”subsidiary” shall mean any present or future corporation which would be a “subsidiary corporation” of the Company as the term is defined in Section 425 of the Internal Revenue Code of 1986 on the Grant Date.
17.    Affiliate. As used herein the term “affiliate” shall mean any entity in which the Company has a significant equity interest, as determined by the Committee.
18.    Recoupments.
(a)    If an Employee or former Employee of the Employer is reasonably deemed by the Committee or its authorized delegate, as applicable, to have engaged in detrimental activity against the Employer, any awards granted to such Employee or former Employee shall be cancelled and be of no further force or effect and any payment or delivery of an award from six months prior to such detrimental activity may be rescinded. In the event of any such rescission, the Employee shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required by the Committee or its authorized delegate, as applicable. Detrimental activity may include:
(i)    violating terms of a non-compete agreement with the Employer, if any;
(ii)    disclosing confidential or proprietary business information of the Employer to any person or entity including but not limited to a competitor, vendor or customer without appropriate authorization from the Employer;
(iii)    violating any rules, policies, procedures or guidelines of the Employer;
(iv)    directly or indirectly soliciting any employee of the Employer to terminate employment with the Employer;
(v)    directly or indirectly soliciting or accepting business from any customer or potential customer or encouraging any customer, potential customer or supplier of the Employer, to reduce the level of business it does with the Employer; or
(vi)    engaging in any other conduct or act that is determined to be injurious, detrimental or prejudicial to any interest of the Employer.
(b)    If an accounting restatement by the Company is required in order to correct any material noncompliance with financial reporting requirements under relevant securities laws, the Company will have the authority to recover from executive officers or former executive officers, whether or not still employed by the Employer, any excess incentive-based compensation (in excess of what would have been paid under the accounting restatement), including entitlement to shares, provided under this Agreement to executive officers of the Employer, that was based on such erroneous data and paid during the three-year period preceding the date on which the Company is required to prepare the accounting restatement. Notwithstanding anything herein to the contrary, the Company may implement any policy or take any action with respect to the recovery of excess incentive-based compensation, including entitlement to shares, that the Company determines to be necessary or advisable in order to comply with the requirements of the Dodd-Frank Wall Street Financial Reform and Consumer Protection Act.
19.    Cancellation and Rescission of Award. Without limiting the foregoing Paragraph regarding non-engagement in detrimental activity against the Employer, the Company may cancel any award provided hereunder if the Employee is not in compliance with all of the following conditions:

(a)    An Employee shall not render services for any organization or engage directly or indirectly in any business which would cause the Employee to breach any of the post-employment prohibitions contained in any agreement between the Employer and the Employee.
(b)    An Employee shall not, without prior written authorization from the Employer, disclose to anyone outside the Employer, or use in other than the Employer’s business, any confidential information or material, as specified in any agreement between the Employer and the Employee which contains post-employment prohibitions, relating to the business of the Employer acquired by the Employee either during or after employment with the Employer.
Notwithstanding the above, the Employer does not in any manner restrict the Employee from reporting possible violations of federal, state or local laws or regulations to any governmental agency or entity. Similarly, the Employer does not in any manner restrict the Employee from participating in any proceeding or investigation by a federal, state or local government agency or entity responsible for enforcing such laws. The Employee is not required to notify the Employer that he or she has made such report or disclosure, or of his or her participation in an agency investigation or proceeding.
(c)    An Employee, pursuant to any agreement between the Employer and the Employee which contains post-employment prohibitions, shall disclose promptly and assign to the Employer all right, title and interest in any invention or idea, patentable or not, made or conceived by the Employee during employment with the Employer, relating in any manner to the actual or anticipated business, research or development work of the Employer, and shall do anything reasonably necessary to enable the Employer to secure a patent where appropriate in the United States and in foreign countries.
(d)    Failure to comply with the provision of subparagraphs (a), (b) or (c) of this Paragraph 19 prior to, or during the six months after, any payment or delivery shall cause such payment or delivery to be rescinded. The Company shall notify the Employee in writing of any such rescission within two years after such payment or delivery. Within ten days after receiving such a notice from the Company, the Employee shall pay to the Company the amount of any payment received as a result of the rescinded payment or delivery pursuant to an award. Such payment to the Company by the Employee shall be made either in cash or by returning to the Company the number of shares of common stock that the Employee received in connection with the rescinded payment or delivery.
20.    Notices. Notices hereunder shall be in writing and if to the Company shall be mailed to the Company at 201 Merritt 7, Norwalk, CT 06851-1056, addressed to the attention of Stock Plan Administrator (or such other person specified hereafter by the Company), and if to the Employee shall be delivered personally or mailed to the Employee at his address as the same appears on the records of the Company.
21.    Language. If Employee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
22.    Electronic Delivery and Acceptance. The Company will deliver any documents related to current or future participation in the Plan by electronic means. Employee hereby consents to receive such documents by electronic delivery, and agrees to participate in the Plan and be bound by the terms and conditions of this Agreement, through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Electronic acceptance by the Employee is required and the award will be cancelled for any Employee who fails to comply with the Company’s acceptance requirement within six months of the Grant Date.
23.    Interpretation of This Agreement. The Committee or its authorized delegate, as applicable, shall have the authority to interpret the Plan and this Agreement and to take whatever administrative actions, including correction of administrative errors in the awards subject to this Agreement and in this Agreement, as the Committee or its authorized delegate, as applicable, in its sole good faith judgment shall determine to be advisable. All decisions, interpretations and administrative actions made by the Committee or its authorized delegate, as applicable, hereunder or under the Plan shall be binding and conclusive on the Company and the Employee. In the event there is inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern.
24.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and to the extent provided in Paragraph 9 to the personal representatives, legatees and heirs of the Employee.
25.    Governing Law and Venue. The validity, construction and effect of the Agreement and any actions taken under or relating to this Agreement shall be determined in accordance with the laws of the state of New York and applicable Federal law.
This grant is made and/or administered in the United States. For purposes of litigating any dispute that arises under this grant or the Agreement the parties hereby submit to and consent to the jurisdiction of the state of New York, agree that such litigation shall be conducted in the courts of Monroe County, New York, or the federal courts for the United States for the Western District of New York.

26.     Separability. In case any provision in the Agreement, or in any other instrument referred to herein, shall become invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions in the Agreement, or in any other instrument referred to herein, shall not in any way be affected or impaired thereby.
27.    Integration of Terms. Except as otherwise provided in this Agreement, this Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes any and all oral statements and prior writings with respect thereto.
28.    Appendix for Non-U.S. Countries. Notwithstanding any provisions in this Agreement, the PSU award and RSU award shall be subject to any special terms and conditions set forth in any appendix to this Agreement for Employee’s country (the “Appendix”). Moreover, if Employee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Employee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.
29.    Imposition of Other Requirements. The Committee or its authorized delegate, as applicable, reserves the right to impose other requirements on Employee’s participation in the Plan, on the PSUs, on the RSUs and on any shares of Common Stock acquired under the Plan, to the extent the Committee or its authorized delegate, as applicable, determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
IN WITNESS WHEREOF, the Company has executed this Agreement as of the day and year set forth on the applicable Award Summary.

XEROX CORPORATION

By:
Signature